Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-253740) of Vivint Smart Home, Inc.,

(2) Registration Statement (Form S-8 No. 333-237365) of Vivint Smart Home, Inc.,

(3) Registration Statement (Form S-8 No. 333-233911) of Vivint Smart Home, Inc., and

(4) Registration Statement (Form S-3 No. 333-252648) of Vivint Smart Home, Inc.

of our reports dated March 1, 2022, with respect to the consolidated financial statements of Vivint Smart Home, Inc. and the effectiveness of internal control over financial reporting of Vivint Smart Home, Inc. included in this Annual Report (Form 10-K) of Vivint Smart Home, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Salt Lake City, UT
March 1, 2022